UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

January 19, 2005

Modine Manufacturing Company
Exact name of registrant as specified in its charter
Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrants telephone number, including area code:	(262) 636-1200

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS

ITEM 2.02.     Results of Operations and Financial Condition

SIGNATURE

Exhibit Index

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02.   Results of Operations and Financial Condition.

On January 19, 2005, Registrant issued a press release announcing its financial results for the quarter ended December 26, 2004. The text of that release and financial statements appear below:

Modine Reports Record Third Quarter Results as Net Earnings Increase 54% and Sales Improve 35%

Racine, WI, January 19, 2005 -- Modine Manufacturing Company (NYSE: MOD), a global leader in thermal management, today reported record results for the third quarter of fiscal 2005 ended December 26, 2004. Net earnings increased 54% to $18.9 million, or $0.55 per fully diluted share, compared with $12.3 million, or $0.36 per fully diluted share, one year ago. The significant earnings increase was driven by a 35% improvement in revenues to $418.4 million, the fifth consecutive quarter of record sales, versus $310.8 million in the same period last year.

Strong operating cash flow in the quarter enabled the Company to pay down debt by $22.5 million and substantially increase its cash balance. The annualized return on average capital employed (ROACE)** at December 26, 2004 improved to 9.1% compared with 6.2% for the same period in 2003, moving Modine closer to its stated target of 11-12% through a cycle.

"These record third quarter results continue our growth momentum that started a year ago," said David Rayburn, Modine President and Chief Executive Officer, "and give us confidence that we will meet prior guidance to deliver a stronger fiscal 2005 second half than the 81 cents per share Modine earned in the first half."

Net favorable currency exchange rates, primarily the stronger Euro and the Korean Won, added approximately $11.9 million and $3.9 million to third quarter sales and pre-tax earnings, respectively.

Income from operations in the third quarter improved 76% to $25.1 million from $14.3 million one year ago, generating higher operating margins of 6.0% versus 4.6% in 2003. Selling, general and administrative (S,G&A) expenses as a percentage of sales fell to 16.8% from 18.7% in the prior-year period.

"As evidenced by the leverage throughout our income statement, Modines strong performance benefited again from our book of new automotive, truck and heavy-duty business programs, the steady recovery in general industrial and agricultural markets, operating improvements and cost reductions, and results from our recent acquisitions, Modine Asia," said Rayburn. "Similar to the second quarter, we saw excellent numbers from our North American and European Truck and Heavy-Duty businesses, as well as our European Automotive segment. Our improved results were partially impacted by a weaker performance from our Aftermarket business; the lag impact of the pass-through of rising raw material costs to our original equipment manufacturer (OEM) customers; and a higher effective tax rate of 37.2% versus 32.2% last year."

On a reported basis, the Asian acquisitions are on track to add a previously forecasted 7 to 11 cents per fully diluted share to Modines fiscal 2005 results, due to higher-than-expected favorable currency exchange rates despite a lower-than-anticipated operating performance from softer Korean and Chinese markets.

Fiscal 2005 nine-month sales rose 28.5% to $1,129.4 million compared with $878.8 million last year. Net earnings of $46.8 million, or $1.36 per fully diluted share, increased 67.7% from $27.9 million, or $0.82 per fully diluted share, in last years first nine months. Net favorable currency exchange rates added approximately $31.6 million and $4.2 million to nine-month sales and pre-tax earnings, respectively. Income from operations of $66.6 million more than doubled from $32.8 million in the first nine months of fiscal 2004. Included in this years results are $2.1 million of restructuring and other charges associated with the closure of the Electronics Cooling Division plant in Mexico.

Segment Data and Performance

Third quarter sales for the Original Equipment segment increased 63% to $200.6 million from $123.0 million one year ago, while operating income improved 40.1% to $23.0 million versus $16.4 million. These results include essentially the first full quarter of operations from Modine Asia, or the Korean and Chinese assets of WiniaMandos Automotive Climate Control (ACC) business. The Truck and the Heavy-Duty & Industrial businesses both reported double-digit revenue improvements, while operating income registered triple-digit and double-digit increases, respectively. Partially offsetting this strong performance was the North American Automotive business, which had lower sales and a double-digit decline in operating income due to reduced volumes for certain vehicle platforms and continued pricing pressure.

Sales for the Distributed Products segment in the third quarter decreased 1.9% to $86.4 million from $88.0 million one year ago, with lower Aftermarket volumes more than offsetting a stronger performance in the commercial HVAC&R (heating, ventilating, air conditioning, and refrigeration) business. The operating loss of $0.6 million in the quarter was reduced from a loss of $1.0 million a year ago. A smaller operating loss in the Electronics Cooling business due to increased business in Taiwan and cost-control initiatives, coupled with slightly improved HVAC&R profits, more than offset lower Aftermarket results.

Sales for the European Operations segment in the third quarter increased 26% to $134.8 million from $106.9 million one year ago. Growth in the European Heavy-Duty and Automotive businesses and the positive impact of the stronger Euro generated the increase. Operating income jumped 68% to $20.3 million from $12.1 million last year. A triple-digit increase in income from operations for the Heavy-Duty business, coupled with a double-digit improvement in the Automotive component and the benefit of currency exchange rates, more than offset higher S,G&A expenses for accelerating new business programs.

Balance Sheet and Cash Flow

Modine continues to maintain a strong balance sheet and excellent liquidity. The total debt to capital (total debt plus shareholders equity) ratio fell to 16.6% at the end of the third quarter, compared with 19.0% at the close of the second quarter. The cash balance at December 26, 2004 was $43.4 million compared with $27.6 million at the end of the second quarter and $63.3 million at the close of the prior fiscal year. Operating cash flow for the third quarter was $57.0 million versus $40.9 million one year ago and nearly double the $29.0 million for this years second quarter.

Total debt at the close of the third quarter, which decreased to $127.9 million from $141.7 million at the end of the second quarter, compared to $87.9 million at the end of the prior fiscal year predominantly because of borrowings of $49 million to finance the ACC acquisition. As previously mentioned, the Company used its strong cash flow to pay off $22.5 million of debt in the third quarter.

Due to the reclassification of approximately $68 million of debt ahead of the planned refinancing of a September 2005 note, working capital at the close of the third quarter fell sharply to $169.8 million from $229.7 million at the end of the second quarter and $229.1 million at fiscal 2004 year-end.

"Inventory turns improved in the third quarter to 8.7 from 7.3 at the end of fiscal 2004 and 7.6 in the prior-year period," said Brad Richardson, Modine Vice President, Finance and Chief Financial Officer, "while days sales outstanding increased to 56 days compared with 51 days one year ago and 49 at the end of fiscal 2004. Both increases were essentially driven by the addition of the customer base from the ACC acquisition.

"We continue to project that fiscal 2005 capital spending will approximate depreciation, in the general range of about $70 million, including the post-acquisition impact of our new Asian businesses," Richardson said.

Outlook

"We are confident that we will significantly exceed our original fiscal 2005 sales and earnings per share guidance provided at the start of the year," Rayburn said. "Fourth quarter results, though, may be only in-line or slightly below last years level of 37 cents given the absence of a gain from plant sales in 2004, as well as softening in certain economies such as Asia and the market challenges our Aftermarket business continues to face ahead of its proposed spin out and merger with Transpro.

"While we will provide a more comprehensive outlook for fiscal 2006 in our year-end earnings release and conference call in early May, we do see encouraging prospects for continued growth in earnings per share, cash flow and underlying revenues next year," Rayburn noted. "Among the factors that give us confidence at this early juncture are a strong line-up of new business programs and a continuation of solid demand in several of our North American and European markets."

Third Quarter Conference Call and Webcast

Modine will conduct a conference call on Thursday, January 20 at 11 a.m. Eastern Time (10:00 a.m. Central Time) to discuss additional details regarding the Companys performance for the third quarter and nine months of fiscal 2005. The call will be hosted by President and Chief Executive Officer Dave Rayburn and Vice President, Finance and Chief Financial Officer Brad Richardson. Participants should call 913.981.5509 to gain access to the conference call. A replay of the conference call will be available through Monday, January 31, 2005 by calling 719.457.0820 and using confirmation code 299324.

Additionally, an audio Webcast of the conference call, both live and as a replay, can be accessed through the "Investor Relations" section of Modines Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.

Modine, with fiscal 2004 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The Company employs more than 8,500 people at 35 facilities worldwide. For more information about Modine, visit www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modines actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Companys 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of a recent acquisition, as well as incremental business and continuing market strength. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.
Modine Manufacturing Company			(In thousands, except per-share amounts)
Consolidated statements of earnings (unaudited)*

	Three months		Nine months
	Ended December 26,		Ended December 26,
	2004	2003	2004	2003
Net sales	$418,398	$310,799	$1,129,380	$878,756
Cost of sales	322,713	238,321	868,403	672,518
Gross profit	95,685	72,478	260,977	206,238
Selling, general, & administrative expenses	70,427	58,200	193,364	173,540
Restructuring	109	(21)	(1,031)	(68)
Income from operations	25,149	14,299	66,582	32,766
Interest (expense)	(1,641)	(1,316)	(4,424)	(4,009)
Other income - net	6,651	5,180	13,990	12,999
Earnings before income taxes	30,159	18,163	76,148	41,756
Provision for income taxes	11,213	5,845	29,341	13,847
Net earnings	$ 18,946	$ 12,318	$ 46,807	$ 27,909

Net earnings as a percent of net sales	4.5%	4.0%	4.1%	3.2%
Net earnings - basic	$0.56	$0.36	$1.38	$0.82
Net earnings - diluted	$0.55	$0.36	$1.36	$0.82
Weighted average shares outstanding:
Basic	34,142	33,924	34,031	33,888
Diluted	34,550	34,137	34,410	34,011
Net cash provided by operating activities	$56,968	$40,940	$88,644	$88,081
Dividends paid per share	$0.1625	$0.1375	$0.4675	$0.4125

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders equity, for the periods ended December 26, 2004 and 2003, respectively, were $42,346 and $27,757 for 3 months, and $66,059 and $44,236 for 9 months.

Consolidated condensed balance sheets (unaudited)*
		(In thousands)
	December 26, 2004	March 31, 2004
Assets
Cash and cash equivalents	$ 43,367	$ 63,265
Trade receivables - net	268,092	180,163
Inventories	147,747	136,441
Other current assets	57,568	53,331
Total current assets	516,774	433,200
Property, plant, and equipment - net	481,276	397,697
Other noncurrent assets	147,435	139,133
Total assets	$1,145,485	$970,030
Liabilities
Debt due within one year	$ 76,847	$ 3,024
Accounts payable	129,064	99,258
Other current liabilities	141,021	101,774
Total current liabilities	346,932	204,056
Long-term debt	51,080	84,885
Deferred income taxes	44,349	42,774
Other noncurrent liabilities	58,364	51,774
Total liabilities	500,725	383,489
Shareholders equity	644,760	586,541
Total liabilities & shareholders equity	$1,145,485	$970,030
Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)*
		(In thousands)
Nine months ended December 26,	2004	2003

Net earnings	$ 46,807	$ 27,909
Adjustments to reconcile net earnings with cash provided
by operating activities:
Depreciation and amortization	50,160	44,917
Other - net	1,687	(2,080)
	98,654	70,746

Net changes in operating assets and liabilities	(10,010)	17,335

Cash flows provided by operating activities	88,644	88,081

Cash flows from investing activities:
Expenditures for plant, property, & equipment	(44,085)	(51,686)
Acquisitions, net of cash	(85,512)	-
Proceeds for dispositions of assets	1,231	2,019
Other- net	(1,620)	116
Net cash (used for) by investing activities	(129,986)	(49,551)

Cash flows from financing activities:
Net increase/(decrease) in debt	29,705	(19,152)
Issuance of common stock, including treasury stock	7,173	2,007
Purchase of treasury stock	(1,015)	(25)
Cash dividends paid	(16,005)	(13,985)
Net cash provided by/(used for) financing activities	19,858	(31,155)

Effect of exchange rate changes on cash	1,586	4,642

Net (decrease)/increase in cash and cash equivalents	(19,898)	12,017

Cash and cash equivalents at beginning of the period	63,265	66,116

Cash and cash equivalents at end of the period	$ 43,367	$ 78,133

Condensed segment operating results (unaudited)*
				(In thousands)

	Three months ended December 26,		Nine months ended December 26,
	2004	2003	2004	2003
Sales:
Original Equipment	$200,560	$123,038	$ 503,634	$339,788
Distributed Products	86,388	88,024	261,978	271,110
European Operations	134,844	106,948	376,235	291,504
Segment sales	421,792	318,010	1,141,847	902,402
Eliminations	(3,394)	(7,211)	(12,467)	(23,646)
Total net sales	$418,398	$310,799	$1,129,380	$878,756

Operating Income/(Loss):
Original Equipment	$ 22,974	$ 16,397	$ 65,947	$ 42,675
Distributed Products	(604)	(990)	(1,097)	(118)
European Operations	20,306	12,101	46,754	32,123
Segment operating income	$ 42,676	$ 27,508	$ 111,604	$ 74,680

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation.

Segment results conform to the current year classification which include moving the Emporia, Kansas facility from the Original Equipment segment to the Distributed Products segment for which it manufactures product and allocating certain centralized services expenses attributable to a segment from corporate and administrative expenses to the individual segments in order to more accurately reflect their operating results. Cash and accounts payable balances conform to the current classification which reflect reductions for checks that have been written but not yet presented for payment.
Modine Manufacturing Company

** Definition - Return on average capital employed (ROACE)
The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Management discussion concerning the use of the financial measure - Return on average capital employed
Return on average capital employed is not a measure derived under generally accepted accounting principles (GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. Management believes that return on capital employed provides investors with helpful supplemental information about the Companys performance, ability to provide an acceptable return on all the capital utilized by the Company, and ability to fund growth. This measure may also be inconsistent with similar measures presented by other companies.

Modine Manufacturing Company
Return on average capital employed (unaudited)
			(Dollars in thousands)
Nine months ended December 26,		2004	2003

Net earnings		$46,807	$27,909
Plus interest expense net of tax benefit at total company effective tax rate		2,721	2,678
Net return		$49,528	$30,587

Divided by:
Average capital (beginning total debt + beginning shareholders equity +		$723,569	$653,959
ending total debt + ending shareholders equity divided by 2)

Nine-month return on average capital employed, multiplied by 1.3334
to arrive at an annualized (12 month) return		9.1%	6.2%

Interest expense		$4,424	$4,009
Total company effective tax rate		38.5%	33.2%
Tax benefit		1,703	1,331
Interest expense, net of tax benefit		$2,721	$2,678

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/ D. B. Rayburn
D. B. Rayburn President and Chief Executive Officer

Date: January 19, 2005